Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 3, 2006 (except Note 13, as to which the date is January 10, 2007), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-138379) and related Prospectus of U.S. Auto Parts Network, Inc., to be filed on or about January 22, 2007.

/s/ Ernst & Young LLP

Los Angeles, California

January 19, 2007